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                                                                    EXHIBIT 5.1











                               December 31, 1996


Board of Directors
International Remote Imaging Systems, Inc.
9162 Eton Avenue
Chatsworth, California 91311






Gentlemen:

         We have acted as counsel in connection with the preparation and filing of that certain Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration of 84,320 shares of the Common Stock (the "Common Stock") of International Remote Imaging Systems, Inc., a Delaware corporation (the "Company"), issuable pursuant to the Company's Key Employee Stock Purchase Program (the "Plan"). As such counsel, we have examined the Plan and the sale and issuance of the Common Stock pursuant thereto and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

         Based on these examinations, it is our opinion that such Common Stock, when sold and issued in the manner referred to in the Registration Statement and the Plan, will be legally issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters."


                                             Very truly yours,

                                             /s/ IRELL & MANELLA LLP

                                             IRELL & MANELLA LLP